Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-157642
Dated December 9, 2011

Final Terms for Issuance

Issuer:	Toyota Motor Credit Corporation
Security:	Floating Rate Medium Term Notes, Series B
Issuer Senior Long-Term Debt Ratings:	Aa3 (stable outlook) / AA- (negative outlook)
Cusip:	89233P5P7
Pricing Date:	December 9, 2011
Settlement Date :	December 14, 2011
Maturity Date:	December 17, 2012
Principal Amount:	$465,000,000 (may be increased prior to the Settlement Date)
Re-offer Price:	100.00%
Commission:	0.15%
All-in Price to Issuer:	99.85%
Net Proceeds to Issuer:	$464,302,500
Floating Rate Index:	3 Month LIBOR
Floating Rate Spread:	+ 20 basis points
Index Source:	LIBOR Reuters
Interest Payment Frequency:	Quarterly
Initial Interest Payment Date:	March 17, 2012
Initial Interest Rate:	3 Month LIBOR determined on December 12, 2011 plus 20 basis points, accruing from December 14, 2011 (long first coupon interpolated between 3 mo and 4 mo LIBOR)
Interest Payment Dates:	On the 17th of each March, June, September and on the Maturity Date
Interest Reset Dates:
The same dates as each Interest Payment Date.  For the avoidance of doubt, newly reset interest rates shall apply beginning on and including the Interest Reset Date, to but excluding the next Interest Payment Date

Interest Determination Date:	Second London Banking Day preceding each Interest Reset Date
Day Count Convention:	Actual/360
Business Day Convention:	Modified Following, adjusted
Business Days:	New York and London
Governing Law:	New York
Calculation Agent:	Deutsche Bank Trust Company Americas
Minimum Denominations:	$1,000 and $1,000 increments thereafter
Agent:	Toyota Financial Services Securities USA Corporation

Capitalized terms used herein but not otherwise defined shall have the meanings assigned to them in the prospectus dated March 2, 2009 and prospectus supplement thereto dated March 10, 2009 relating to these notes.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the web at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-292-1147.

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